EXHIBIT 99.1

Clearfield Reports Fiscal Third Quarter 2016 Results

Record Revenue and Earnings Posted for the Quarter ending June 30, 2016; Raises Outlook for the Fiscal Year

MINNEAPOLIS, July 28, 2016 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal third quarter ended June 30, 2016.

Fiscal Q3 2016 Financial Summary
(in millions except per share data and percentages)	Q3 2016	vs. Q3 2015	Change	Change (%)
Revenue	$21.6	$18.2	$3.4	19%

Gross Profit	$9.3	$7.8	$1.5	20%
Gross Margin	43.2%	42.8%	0.4%	1%

Pre-Tax Income	$3.5	$3.0	$0.5	18%
Income Tax Expense	$1.2	$1.0	$0.2	19%

Net Income	$2.3	$2.0	$0.3	17%
Net Income per Diluted Share	$0.16	$0.14	$0.02	14%

Fiscal Q3 YTD 2016 Financial Summary
(in millions except per share data and percentages)	2016 YTD	vs. 2015 YTD	Change	Change (%)
Revenue	$54.2	$44.6	$9.6	22%

Gross Profit	$23.3	$18.3	$5.0	27%
Gross Margin	43.0%	41.1%	1.9%	5%

Pre-Tax Income	$7.7	$5.1	$2.6	51%
Income Tax Expense	$2.6	$1.8	$0.8	44%

Net Income	$5.1	$3.3	$1.8	54%
Net Income per Diluted Share	$0.37	$0.24	$0.13	54%

Fiscal Q3 2016 Financial Results
Revenue for the third quarter of fiscal 2016 increased 19% to $21.6 million from $18.2 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the company’s wireline, wireless and cable TV customers, as well as a higher level of project work within the municipality and alternative carrier service provider markets. The revenue increase was partially offset by lower international sales.

Gross profit increased 20% to $9.3 million, 43.2% of revenue, from $7.8 million, 42.8% of revenue, in the fiscal third quarter of 2015. The increases in gross profit and gross margin for the quarter were due to increased volume over the prior quarter, as well as a higher percentage of sales associated with optical component technologies, which typically have higher margins.

Operating expenses were $5.9 million, an increase of 21% compared to $4.8 million in the same year-ago quarter. The increase was due to additional personnel supporting sales and operational expansion.

Pre-tax income increased 18% to $3.5 million from $3.0 million in the same year-ago quarter.

Net income increased 17% to $2.3 million, or $0.16 per diluted share, from $2.0 million, or $0.14 per diluted share, in the same year-ago quarter.

During the quarter ended June 30, 2016, cash, cash equivalents and investments increased 10% to $40.5 million from $36.7 million at the end of the prior quarter. The Company had no debt at quarter end.  In addition, during the quarter there were no repurchases of shares under the stock repurchase program.

Order backlog (defined as purchase orders received but not yet fulfilled) at June 30, 2016 increased 82% to $6.7 million from $3.7 million at June 30, 2015, and decreased 18% from $8.2 million compared to March 31, 2016.

Fiscal Nine Month 2016 Financial Results
Revenue increased 22% to $54.2 million for the nine-month period ending June 30, 2016 from $44.6 million during the same period in fiscal 2015.

Gross profit was $23.3 million, 43.0% of revenue, for the nine-month period ending June 30, 2016, an increase of 27% from $18.3 million, 41.1% of revenue, during the same period in fiscal 2015.

Operating expenses increased 18% to $15.7 million for the nine-month period ending June 30, 2016 from $13.3 million during the same period in fiscal 2015.

Pre-tax income totaled $7.7 million for the nine-month period ending June 30, 2016 compared to $5.1 million during the same period in fiscal 2015.

Net income totaled $5.1 million, or $0.37 per diluted share, for the nine-month period ending June 30, 2016, an increase of 54% from $3.3 million, or $0.24 per diluted share, during the same period in fiscal 2015.

Management Commentary
“Fiscal Q3 was a record-breaking quarter for us across several key metrics. In addition to the meaningful progress we made in securing new projects in both established and emerging markets, our financial results for the quarter once again demonstrated the potential of our built-to-scale business model.

“Revenue for fiscal Q3 grew by 19% year-over-year, reaching its highest quarterly level in our company’s history. We also experienced record gross profit and near record gross margins largely due to the increasing acceptance within the national carrier market of our value-added optical component expertise. To add to that, we experienced stronger demand for our FieldShield product line, which is achieving an important foothold in a growing number of deployments nationwide.

“Looking at our business as a whole, we continued to gain market share in our core wireline business, along with increasing backlog and sales in the wireless, cable TV, and municipality markets, demonstrating that our Fiber-to-the-Anywhere approach is truly resonating with an even broader audience. In fact, with both revenue and backlog seeing an improvement over the prior year quarters, we are proving that our fiber management architecture can be taken anywhere, effectively pushing the boundaries of where gigabit speeds can be delivered.

“Given the strong revenue growth we experienced during the first nine months of fiscal 2016 and our current outlook for the remainder of the fiscal year, we believe it is appropriate to raise our revenue guidance even further, from the 15%+ revenue growth rate we previously established to a 20%+ revenue growth rate for the full year. The revenue growth for the fiscal fourth quarter of 2016 is also anticipated to be at this 20%+ rate.”

FieldReport
Clearfield issued its FieldReport for fiscal Q3 2016, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTH market, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2015 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2016	2015	2016	2015

Revenues	$21,598,720	$18,195,911	$54,235,622	$44,553,315

Cost of sales	12,258,523	10,399,171	30,938,180	26,260,624

Gross profit	9,340,197	7,796,740	23,297,442	18,292,691

Operating expenses
Selling, general and administrative	5,878,352	4,845,764	15,712,319	13,261,065
Income from operations	3,461,845	2,950,976	7,585,123	5,031,626

Interest income	41,608	24,924	114,316	75,308
Income before income taxes	3,503,453	2,975,900	7,699,439	5,106,934

Income tax expense	1,221,032	1,023,000	2,595,032	1,796,000

Net income	$2,282,421	$1,952,900	$5,104,407	$3,310,934

Net income per share:
Basic	$0.17	$0.15	$0.38	$0.25
Diluted	$0.16	$0.14	$0.37	$0.24

Weighted average shares outstanding:
Basic	13,397,509	13,200,121	13,331,632	13,204,625
Diluted	13,806,928	13,614,949	13,654,476	13,581,098

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) June 30, 2016	(Audited) September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$24,587,571	$18,071,210
Short-term investments	7,392,075	7,925,000
Accounts receivable, net	8,727,163	6,010,900
Inventories	8,106,384	7,182,854
Other current assets	752,443	1,563,665
Total current assets	49,565,636	40,753,629

Property, plant and equipment, net	5,560,484	5,689,673

Other Assets
Long-term investments	8,570,000	8,290,000
Goodwill	2,570,511	2,570,511
Other	370,259	323,804
Total other assets	11,510,770	11,184,315
Total Assets	$66,636,890	$57,627,617

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$3,171,964	$2,357,791
Accrued compensation	3,328,643	2,598,661
Accrued expenses	51,171	80,803
Total current liabilities	6,551,778	5,037,255

Other Liabilities
Deferred taxes – long-term	514,078	1,082,887
Deferred rent	240,814	228,345
Total other liabilities	754,892	1,311,232
Total Liabilities	7,306,670	6,348,487

Commitment and contingencies

Shareholders’ Equity
Common stock	140,898	137,057
Additional paid-in capital	58,830,692	55,887,850
Retained earnings (accumulated deficit)	358,630	(4,745,777)
Total Shareholders’ Equity	59,330,220	51,279,130
Total Liabilities and Shareholders’ Equity	$66,636,890	$57,627,617

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine Months Ended June 30,	Nine Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$5,104,407	$3,310,934
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,068,297	870,692
Deferred income taxes	578,090	1,682,164
Loss on disposal of assets	1,135	13,637
Stock-based compensation expense	843,658	844,992
Tax benefit from stock-based awards	(1,786,000)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(2,716,263)	(2,358,856)
Inventories	(923,530)	(1,343,986)
Other current assets	(340,130)	52,496
Accounts payable and accrued expenses	3,312,992	1,268,980
Net cash provided by operating activities	5,142,656	4,341,053

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(982,245)	(4,028,122)
Purchase of investments	(5,508,075)	(7,517,000)
Proceeds from maturities of investments	5,761,000	6,784,000
Net cash used in investing activities	(729,320)	(4,761,122)

Cash flows from financing activities:
Tax benefit from stock-based awards	1,786,000	-
Repurchase of common stock	(333,761)	(849,157)
Proceeds from issuance of common stock under employee stock purchase plan	254,426	211,459
Proceeds from issuance of common stock	473,651	41,688
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(77,291)	(14,373)
Net cash provided by (used in) financing activities	2,103,025	(610,383)
Increase (decrease) in cash and cash equivalents	6,516,361	(1,030,452)
Cash and cash equivalents at beginning of period	18,071,210	18,191,493
Cash and cash equivalents at end of period	$24,587,571	$17,161,041

Supplemental cash flow information
Cash paid during the year for income taxes	$338,616	$20,350

Non-cash financing activities
Cashless exercise of stock options	$541,016	$80,802

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com